10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

Exhibit 10.11#

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made as of November 15, 2025 (the “Execution Date”) between Heather Rees (“Employee”) and Atossa Therapeutics, Inc. (the “Company”). Employee and the Company will be referred to collectively as the “Parties.”

RECITALS

WHEREAS, Employee’s employment with the Company has ended effective November 15, 2025 (the “Termination Date”); and

WHEREAS, in consideration for the severance pay and other benefits set forth herein, it is the intent of Employee and the Company to resolve any and all known or unknown claims and any claims that did arise, or could have arisen, out of or in any way related to any acts, transactions or events that have occurred between the Parties to date, including Employee’s employment with and termination by the Company.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Effective Date of This Agreement. This Agreement shall be effective as of the day, following the Execution Date, that this Agreement ceases to be irrevocable pursuant to Section 27.
2.
Termination Date. Employee’s employment with the Company has ceased effective as of the Termination Date. Employee further hereby resigns, effective as of the Termination Date, from any and all roles with the Company, including as an officer, director or other agent of the Company and any Company subsidiaries or affiliates.
3.
Consideration. Employee shall be entitled to the following consideration from the Company for the promises and agreements set forth herein:
3.1
Severance Payment.
(a)
Subject to Section 27 and subject to Employee’s compliance with her obligations under this Agreement and the Employee Nondisclosure Agreements, commencing on the first regular payday following the Effective Date of this Agreement, the Company will pay Employee the gross severance payments that are the equivalent of nine months’ base salary paid over nine months in accordance with the Company’s normal payroll schedule and subject to all appropriate and required tax withholdings and deductions.
(b)
Employee expressly agrees and represents that any federal, state or local tax or contribution that may be owed or payable with respect to the severance described in Section 3.1(a), apart from the withholdings made by the company, is the sole responsibility of Employee and that Employee will indemnify, defend and hold the Company harmless from and against any and all liability or claim for any

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

tax or contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the Severance Payment. Employee agrees that she has made no claims of sexual harassment or abuse and, therefore, the Parties believe that Section 162(q) of the Internal Revenue Code of 1986, as amended (the “Code”) is not applicable to this Agreement.

3.2
Health Insurance. If Employee elects continuation of group health coverage under the Company’s group health plan pursuant to her continuation of coverage rights under the federal law commonly referred to as COBRA (or any applicable similar state law), the Company will continue to pay the employer-portion of the premiums required to be paid for such coverage for the period of nine months starting with the first month after the month in which the Termination Date occurs.
4.
No Other Payments or Benefits Owing. Employee agrees and acknowledges that Employee has been paid all wages or other compensation, to which the Employee has earned or become entitled to during their employment with the Company through the date Employee executes this Agreement, unless laid out herein. Employee agrees that she does not have knowledge of any potential or actual dispute with the Company about any wages or compensation to which she believes the Employee is entitled to. Employee understands and acknowledges that she shall not be entitled to any payments or benefits from the Company other than: (a) those expressly set forth in Section 3, above, and (b) any potential indemnification obligations arising under the Company’s Amended and Restated Bylaws. Nothing in this Agreement, however, waives Employee’s rights to Employee’s vested benefits under the terms of the governing plan document for any Company employee benefit plan (such as vested benefits under the Company’s 401(k) plan).
5.
Return of Property. Employee confirms that Employee has returned all Company property, including, without limitation, computer equipment, cellular phones, software, keys and access cards, credit cards, files, data and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter cases, actual or prospective). To the extent that the Employee has maintained any Company records on cloud-based storage platforms (e.g., Box.com or DocuSign), Employee has provided the Company with the Employee’s complete and accurate login credentials for such platforms in a manner that would allow the Company to access such documents. Employee commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains on Employee’s personal property after the Termination Date. In the event that Employee discovers that she continues to retain any such property, Employee shall return it to the Company immediately.
6.
General Release.
6.1
In exchange for the above consideration, Employee and their heirs, agents, assigns, executors, successors and each of them, hereby release and forever discharge the Company and each of its past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, receivers, divisions, parents, subsidiaries, affiliates, assigns, and commonly controlled entities and its and their respective employee benefit plans and fiduciaries of such plans (collectively “Released Parties”) from all liabilities, causes of actions, claims, charges, demands, complaints, costs, expenses, losses, damages, attorneys’ fees, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, including, but not limited to, those arising from any acts or omissions occurring before the Effective Date of this Agreement by Released Parties, including those arising under any theory of law, whether common,

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

constitutional, contractual, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which Employee had or may claim to have against any of them and Employee specifically releases claims under all applicable state, federal, and local laws, including but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Reconciliation Act of 1986, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as well as all common law claims, whether arising in tort or contract, including tortious conduct, wrongful discharge and wrongful discharge in violation of public policy (collectively referred to as “Released Matters”).

6.2
Notwithstanding the foregoing, the Company and Employee expressly agree and acknowledge that nothing in this Agreement releases or waives any rights or claims Employee may have with respect to any vested retirement savings accounts, if any, claims for health insurance coverage or reimbursements through the Company’s plans for treatment occurring before the Effective Date of this Agreement, for workers’ compensation and unemployment compensation benefits, or to other rights and claims that cannot be waived as a matter of law or public policy. Such reserved rights and claims are not “Released Matters” as defined in this Agreement.
6.3
Employee, for and on behalf of herself and Employee’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum, including, but not limited to, all federal, state, and local forums against the Company, nor will Employee permit any person, group of persons, or organization to take such action on his behalf against Released Parties arising out of any actions or non-actions on the part of Released Parties arising before execution of this Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on their behalf, Employee hereby waives and forfeits any right to recovery under said claim and will make a reasonable good faith effort to have such claim dismissed. The provisions of this paragraph or any other paragraph in this Agreement shall not be construed to prevent Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Employee from (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection therewith.
6.4
This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the Parties agree that Employee will be permitted to participate in any legal proceedings under the False Claims Act. But, Employee specifically waives any rights she may have to receive any monetary award from such proceedings.

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

6.5
Employee affirms, covenants, and warrants she is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to or eligible for, and has not applied for or sought Social Security or Medicare benefits. Employee agrees and affirms, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee agrees to indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future action against the Released Parties, including but not limited to any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
7.
No Other Claim or Action. Employee represents and warrants that she has not commenced any claim or action nor are aware of any facts that may give rise to any claim or action against any of the Released Parties before any state or federal agency, court or other tribunal which claim or action relates in any way to the Released Matters.
8.
Confidential/Trade Secret Information. Employee agrees that during the course of employment with the Company, she had access to confidential/trade secret and proprietary information pertaining to the Company and its operation. Employee understands that all such information is considered to be secret and proprietary to the Company and is a valuable commercial asset of the Company. Employee agrees not to make use whatsoever, directly or indirectly, of the Company’s confidential information for Employee’s personal benefit or for any other person, firm, or corporation. Employee represents and warrants that Employee has not removed any of the Company’s confidential information in any form or medium from the Company. Employee agrees to not remove such information from the Company in any form or medium and will not reveal, disclose, identify, or otherwise provide confidential information to any other person, firm, corporation, or other entity, including the general public, directly or indirectly. Employee acknowledges and agrees that she is bound by and will comply with that certain (i) Development, Confidentiality, Nondisclosure and Noncompetition Agreement, dated April 13, 2017, (ii) Confidentiality Agreement, effective March 30, 2017 and (iii) Non-Disclosure Agreement, dated April 13, 2017, that Employee has signed with the Company (together, the “Employee Nondisclosure Agreements”). Employee acknowledges and agrees that the Employee Nondisclosure Agreements shall remain in full force and effect to the extent not inconsistent with this Agreement. Nothing in this confidentiality statement or Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that she has made such reports or disclosures. As required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), Employee is hereby notified that an individual shall not be held criminally liable or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made under circumstances described therein, including: (1) in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a legal proceeding, so long as such document is filed under seal; or (3) if Employee files suit against the Company for retaliation for reporting a suspected violation of law, then to Employee’s attorney or in that court proceeding, so long as any document Employee files containing the trade secret is filed under seal and Employee do not disclose the trade secret except pursuant to court order. Unless expressly provided, the DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
9.
No Admission of Liability. This Agreement effects the settlement of any disputes between the parties to this Agreement, if any, that are denied and contested, and nothing contained herein should be construed as an admission by Released Parties of any liability of any kind with respect thereto.

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

10.
Absence of Reliance. In signing this Agreement, Employee is not relying upon any promises or representations made by anyone at or on behalf of the Company, except as may be set forth in this Agreement.
11.
No Additional Benefits. Employee hereby acknowledges and agrees that effective on the Termination Date: (i) Employee’s employment with the Company ceased, and (ii) neither Employee nor any of his dependents have the right to any further economic entitlements or benefits except as expressly set forth in the Agreement.
12.
Confidentiality. Employee agrees to keep the terms, amount, and fact of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement to anyone, except to the extent (and only to the extent) that the Company discloses such information in a filing made with the U.S. Securities and Exchange Commission. Notwithstanding the foregoing, Employee may make such disclosure to his professional representatives (e.g., attorneys, accountants, auditors, tax preparers), all of whom will be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law.
13.
Non-Disparagement. Employee agrees not to directly or indirectly, in any form or medium, including but not limited to social media websites or forums, engage or encourage any communications that disparage or are intended to disparage the Company, including without limitation, the Company’s products, research, subsidiaries and/or affiliated or related entities, officers, directors, attorneys, and/or employees. Employee further agrees not to directly or indirectly, in any form or medium, including but not limited to social media websites or forums, make any statement or release any information about the Company which encourages others to make any statements or provide any information designed to embarrass, disparage or criticize the Company including, without limitation, the Company and its products, research, subsidiaries and/or affiliated or related entities, officers, directors, attorneys, and employees. The Company agrees to instruct its directors and officers not to directly or indirectly, in any form or medium, including but not limited to social media websites or forums, engage or encourage any communications that disparage or are intended to disparage the Employee or make any statement or release any information about the Employee which encourages others to make any statements or provide any information designed to embarrass, disparage or criticize the Employee. Nothing in this Agreement prohibits either party from truthfully discussing unlawful acts in the workplace, reporting violations of federal or state law or regulations to any regulatory, administrative or law enforcement agency, making other disclosures that are protected under any applicable federal or state law or regulation, or providing testimony or information in response to a subpoena or discovery request. The Parties agree that this is a material term to this Agreement.
14.
Exemption from Section 409A. The intent of the Parties is that payments and benefits contemplated under this Agreement be exempt from the requirements of Code Section 409A, and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be exempt therefrom.
15.
No Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.
Full and Independent Knowledge. Employee represents that they have thoroughly read this Agreement, that they have been advised to consult with counsel regarding this Agreement, that they fully understand all of the provisions of this Agreement, that they agree to its terms, and that they are voluntarily entering into this Agreement.

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

17.
Binding on Successors. The Parties agree that this Agreement shall be binding on, and inure to the benefit of, their successors, heirs, and/or assigns.

18.
Severability. Should it be determined by a court that any term of this Agreement is unenforceable, that term shall be deemed to be deleted. However, the validity and enforceability of the remaining terms shall not be affected by the deletion of the unenforceable term.
19.
No Assignment. The Parties warrant and represent that they have not assigned or transferred, to any person not a party to this Agreement, any Released Matter, or any right to any consideration provided in this Agreement. The Parties agree to defend, indemnify, and hold each other harmless from any and all claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.
20.
Cooperation. Employee agrees to cooperate with Released Parties in legal matters, as reasonably requested by them, by participating in interviews requested by Released Parties, responding to questions, attending meetings, administrative proceedings and court hearings, executing documents and cooperating with Released Parties and their legal counsel with respect to business issues and/or patents of which Employee has personal or corporate knowledge acquired during employment with the Company. The Company shall make efforts to coordinate scheduling with consideration given for Employee’s personal and professional commitments. The payments to be made to Employee under this Agreement are in part in consideration for Employee’s agreement to cooperate with the Company in connection with the requirements set forth herein.
21.
Attorneys’ Fees; Governing Law. In the event that any party to the Agreement or any third party beneficiary of any party to this Agreement brings suit to enforce any provisions of the Agreement, or is required to defend any action the defense to which is any provision of the Agreement, the unsuccessful party agrees to pay the successful party the court costs and attorneys’ fees, actually incurred and paid. As used in this section, the term “successful party” means the party to a lawsuit, arbitration, or other similar proceeding who successfully prosecutes the proceeding or successfully defends against it. This Agreement is made and entered into in the State of Washington, and shall in all respects be interpreted, enforced and governed by and under the laws of that state. For purposes of jurisdiction and venue, any litigation arising out of this Agreement, including an action to enforce the Agreement, shall be brought in Seattle, Washington. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Employee or the Company or the “drafter” of all or any portion of this Agreement.
22.
Enforcement Costs. The Parties agree that in the event a party breaches any provision of this Agreement, the breaching party shall pay all costs and attorneys’ fees incurred in conjunction with enforcement of this Agreement to the extent permitted by law.
23.
Voluntary Execution. By executing this Agreement, each party represents that they do so freely and voluntarily and that each is fully aware of the contents and effects thereto and that this Agreement is entered into without duress or undue influence on the part of or on behalf of either of the parties, or of any other person, firm or other entity. Each party further warrants that they have the authority to execute and to enter into this Agreement.
24.
Modification. This Agreement may be amended only by a written instrument executed by the Parties.
25.
Execution in Counterparts. This Agreement may be executed in counterparts, and, if so executed, shall have the same force and effect it would have if the Parties executed a single original of this Agreement.

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

Each counterpart signature page shall be considered to be an original, and all counterparts together shall constitute one instrument. Execution and delivery of this Agreement by sending a facsimile copy or emailing the signature page in PDF shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies or photocopies shall constitute enforceable original documents.

26.
Full and Knowing Waiver. By signing this Agreement, Employee certifies that:
a.
Employee has carefully read and fully understands this Agreement;
b.
Employee was advised by the Company in writing, via this Agreement, to consult with an attorney before signing this Agreement;
c.
Employee understands that she is not waiving rights or claims that may arise after the date that this Agreement is executed; and
d.
Employee agrees to the terms knowingly, voluntarily and without intimidation, coercion or pressure.
27.
Consideration and Partial Revocation of Agreement. Employee has a period of twenty-one days to consider whether to enter into and execute this Agreement. Employee understands that this twenty- one day period shall begin to run on the day Employee receives this Agreement. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period. Employee can accept this offer by delivering the executed original of this Agreement to the attention of Delly Behen, SVP, Business Operations by the 21-day consideration period. If Employee accepts this Agreement by signing it prior to the expiration of the 21-day consideration period, Employee knowingly waives her right to consider this Agreement for 21 days. If Employee accepts this Agreement by signing it, Employee may revoke such acceptance solely with respect to the waiver and release of claims arising under the Age Discrimination in Employment Act (“ADEA”) by notifying Company in a signed letter or memo within seven (7) days after signing the Agreement. To be effective, Employee must ensure that the revocation is received no later than the close of business on the seventh day following Employee’s execution of this Agreement. Revocation can be made by hand-delivery, facsimile, or other written means as long as it is received by Company no later than close of business on the seventh day following Employee’s execution of this Agreement. Both Company and Employee acknowledge that this Agreement shall not be effective until the date upon which the foregoing revocation period has expired (“Effective Date”). In the event of a revocation of the waiver and release of ADEA claims in accordance with this Section 27, the remainder of this Agreement shall remain in full force and effect and the total amount of the Severance Payments shall be reduced by 50% (with one-half of the stated Severance Payment to be paid on each payroll date contemplated in Section 3.1).

10202 5th Ave NE, Suite 200 • Seattle, WA 98125 USA

EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS. EMPLOYEE ACKNOWLEDGES THAT THEY HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTANDS ALL OF ITS TERMS AND AGREES TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS. EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH COUNSEL ABOUT THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this instrument on the dates indicated below.

Dated: November 21, 2025 /s/ Heather Rees

Heather Rees

Atossa Therapeutics, Inc.

Dated: November 21, 2025 By: /s/ Steven Quay Steven Quay, Chief Executive Officer